Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

Between

X-RITE, INCORPORATED

and

TARGET CORPORATION

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

		Page

12.13	No Recordation	26

12.14	Further Assurances	26

12.15	Discharge of Obligations	26

12.16	No Third Party Beneficiary	27

12.17	Tax Deferred Exchange	27

-iii-

LIST OF DEFINED TERMS

Page

Agreement	1

Anti-Terrorism Order	19, 20

Broker	17

Buyer’s Title Objection Notice	11

Closing	13

Deed	14

Earnest Money	1

Excluded Documents	7

Excluded Property	5

Extension Period	2

Extension Period Earnest Money Deposit	1

Governmental Approvals	10

Governmental Approvals Earnest Money Deposit	1

Governmental Approvals Period	3

Hazardous Materials	23

Improvements	4

Initial Earnest Money Deposit	1

Initial Governmental Approvals Period	2

Intangible Personal Property	5

Land	4

Permitted Exceptions	12

Property	4

Property Documents	7

Real Property	4

Reports	8

Road Improvement Project	16

Seller’s Notice Period	11

Seller’s Title Notice	11

Survey	11

Survival Period	20

Title Commitment	10

Title Documents	10

Title Objection	11

Title Objections	11

Title Policy	12

-iv-

AGREEMENT OF PURCHASE AND SALE

This Agreement of Purchase and Sale (“Agreement”) is made and entered into by and between Buyer and Seller and is dated for reference purposes as of September 12, 2006.

R E C I T A L S:

A. Defined terms are indicated by initial capital letters. Defined terms shall have the meanings set forth herein, whether or not such terms are used before or after the definitions are set forth.

B. Buyer desires to purchase the Property and Seller desire to sell the Property, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Buyer to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Buyer and Seller agree as follows:

ARTICLE 1

BASIC INFORMATION

1.1 Certain Basic Terms. The following defined terms shall have the meanings set forth below:

1.1.1 Seller: X-RITE, INCORPORATED, a Michigan corporation.

1.1.2 Buyer: TARGET CORPORATION, a Minnesota corporation.

1.1.3 Purchase Price: Thirteen Million Nine Hundred Fifty Thousand and No/100 Dollars ($13,950,000.00).

1.1.4 Earnest Money: (i) One Hundred Thousand and No/100 Dollars ($100,000.00) (the “Initial Earnest Money Deposit”); (ii) if applicable, an additional One Hundred Thousand and No/100 Dollars ($100,000.00) (the “Governmental Approvals Earnest Money Deposit”); and, (iii) if applicable, a maximum of three (3) additional deposits of Twenty-Five Thousand and No/100 Dollars ($25,000.00) each (each an “Extension Period Earnest Money Deposit” and together with the Initial Earnest Money Deposit and the Governmental Approvals Earnest Money Deposit, collectively the “Earnest Money”), to be deposited in accordance with Section 3.1 below, plus interest thereon, pursuant to Section 3.1.

1.1.5 Title Company:	Chicago Title Insurance Company Piper Jaffray Tower, Suite 3250 222 South Ninth Street Minneapolis, MN 55402 Attention: Paulette Stevenson Telephone No.: (612) 573-2585 Facsimile No.: (612) 339-6743

1.1.6 Escrow Agent:	Chicago Title of Michigan 3819 Rivertown Parkway SW, Suite 700 Grandville, MI 49418 Attention: Hollie Smith Telephone No.: (616) 257-3103 Ext. 1501 Facsimile No.: (616) 257-3104

1.1.7 Broker:	Urban Properties, Inc. 26677 West Twelve Mile Road Southfield, MI 48034 Attention: Bennett S. Terebelo Telephone No.: (248)-386-9991 Facsimile No.: (248)-386-9992

1.1.8 Effective Date: The date on which this Agreement is executed by the latter to sign of Buyer or Seller, as indicated on the signature page of this Agreement.

1.1.9 Title Commitment and Survey Delivery Date. The date which is fifteen (15) days after the Effective Date.

1.1.10 Title and Survey Review Period: The period beginning on the Title Commitment and Survey Delivery Date and ending thirty (30) days after the Title Commitment and Survey Delivery Date.

1.1.11 Inspection Period: The period beginning on the Effective Date and ending seventy five (75) days after the Effective Date.

1.1.12 Governmental Approvals Period: The period beginning on the first day following the end of the Inspection Period and ending two hundred twenty five (225) days after the Effective Date (the “Initial Governmental Approvals Period”); provided, however, so long as Buyer is diligently and continuously pursuing its required Governmental Approvals pursuant to Section 4.11, if Buyer has not obtained all Governmental Approvals on or before the end of Initial Governmental Approvals Period, then Buyer may elect to extend the period for Governmental Approvals for up to three (3) consecutive periods of sixty (60) days each (each, an “Extension Period”) by giving written notice to Seller and Escrow Agent of each such extension at least three (3) business days prior to the commencement of the next applicable Extension Period (each, an “Extension Period Continuation Notice”). Each such notice extending the period for obtaining Governmental Approvals shall contain a certification by Buyer’s Real Estate Manager for the State of Michigan that, despite Buyer’s diligent efforts to timely obtain such Governmental Approvals, it was not able to do so and that the extension of time is necessary. In order for Buyer’s exercise of its right to extend the period for obtaining Governmental Approvals to become effective Buyer shall deposit into escrow with Escrow Agent prior to the commencement of the applicable Extension Period the amount of Twenty-Five Thousand and No/100 Dollars ($25,000.00), which upon deposit with Escrow Agent shall constitute an Extension Period Earnest Money Deposit. The Initial Governmental Approvals Period and, if Buyer properly exercises its extension rights hereunder with respect to any Extension Period, the applicable Extension Periods are collectively referred to as the “Governmental Approvals Period”).

1.1.13 Closing Date: Provided this Agreement has not previously terminated as provided herein, (a) the date which is the earlier of (i) the 30th day following the date that Buyer delivers the Governmental Approvals Continuation Notice, and (ii) the 405th day following the Effective Date, both inclusive; or (b) a date mutually agreed to by Seller and Buyer, whichever is earlier.

1.2 Closing Costs. Closing costs shall be allocated and paid as follows:

Cost	Responsible Party

Title Commitment required to be delivered pursuant to Section 5.1	Seller

Premium for standard coverage ALTA Owner’s Policy of Title Insurance required to be delivered pursuant to Section 5.5, including premium for any costs of Title Policy attributable to ALTA Extended Coverage, endorsements deleting creditor’s rights and arbitration provisions of said policy, access and, if applicable, contiguity endorsements, and any abstracting, search or service charges and any inspection fee charged by the Title Company in relation to the issuance of the Title Commitment	Seller

Premium for any costs of Title Policy attributable to any other endorsements desired by Buyer	Buyer

Cost of new or updated Survey and/or any revisions, modifications or recertifications thereto	Buyer

Recording Fees – release of Unpermitted Title Exceptions	Seller

All other Recording Fees	Buyer

State/County documentary transfer taxes	Seller

Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing	Buyer 1/2 Seller 1/2

Cost	Responsible Party
All levied and/or pending assessments and all financial encumbrances applicable to the Property at time of Closing, including but not limited to deferred taxes, “roll-back” taxes, or similar taxes which relate to prior years that become payable (directly or indirectly) as a result of this transaction (except as expressly provided for otherwise in Section 8.1.1)	Seller

Real Estate Sales Commission to Broker	Seller

1.3 Notice Addresses:

Buyer:	TARGET CORPORATION Property Development Attn: Real Estate – Existing Stores/ Purchase Agreement/ Grandville, MI Minneapolis, MN 55403 Facsimile: (612) 761-3727	Copy to:	TARGET CORPORATION Attn: Bill Underwood, Esq. 1000 Nicollet Mall TPS-3155 Minneapolis, MN 55403 Telephone: (612) 696-1123 Facsimile: (612) 696-8309

Seller:	X-Rite, Incorporated 3100 44th Street SW Grandville, MI 49418 Attn: Jeffrey Smolinski Telephone: (616) 257-2230 Facsimile: (616) 318-9050	Copy to:	McDermott Will & Emery LLP 227 West Monroe Street Chicago, IL 60606 Attn: Gerald M. Offutt, P.C. Telephone: (312) 984-7662 Facsimile: (312) 984-7700

ARTICLE 2

PROPERTY

2.1 Property. Subject to the terms and conditions of this Agreement, Seller agree to sell to Buyer, and Buyer agrees to purchase from Seller, the following property (collectively, the “Property”):

2.1.1 Real Property. The land described in Exhibit A attached hereto (the “Land”), together with (i) all improvements and fixtures located thereon (“Improvements”), (ii) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, and (iii) without warranty, all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land (collectively, the “Real Property”). The Real Property contains approximately 35.59 acres of land and is located at 3050 and 3100 44th Street SW, Grandville, Kent County, Michigan.

2.1.2 Intangible Personal Property. All of Seller’s right, title and interest, if any, without warranty, in the following intangible personal property related to the Real Property and the Improvements, all to the extent assignable: the plans and specifications and other architectural and engineering drawings for the Improvements, if any; warranties, if any; and governmental permits, approvals and licenses, if any (collectively, the “Intangible Personal Property”).

2.1.3 Excluded Property. Notwithstanding anything to the contrary contained herein, Property shall not include: (a) any fixtures located on the Real Property which Seller removes prior to February 1, 2007 at its sole expense; and (b) any fixtures located on the Real Property which Seller reserves the right to remove at its sole expense prior to Closing that are included on a list (the “Excluded Property List”) that Seller may provide to Buyer on or before February 1, 2007 (collectively, the “Excluded Property”).

ARTICLE 3

EARNEST MONEY

3.1 Deposit and Investment of Earnest Money. Within five (5) business days after the Effective Date, Buyer shall deposit the Initial Earnest Money Deposit with Escrow Agent. If Buyer has delivered the Due Diligence Continuation Notice in accordance with Section 4.3 and this Agreement has not therefore been terminated, Buyer shall deposit the Governmental Approvals Earnest Money Deposit with Escrow Agent. If pursuant to Section 1.1.12 Buyer elects to extend the then applicable Governmental Approvals Period for an Extension Period, Buyer shall deposit the Extension Period Earnest Money Deposit with Escrow Agent. Upon receipt of funds paid toward the Earnest Money, the Escrow Agent is hereby directed to invest the same in the following interest-bearing account, or another interest-bearing account acceptable to Buyer: Goldman Sachs, FS Money Market Fund #474, Contact: Greg Romano at (312) 655-5507. Interest earned on said funds shall be considered to be part of the Earnest Money and shall be disbursed accordingly. Such account shall have no penalty for early withdrawal, and Buyer accepts all risks with regard to such account, including any escrow or investment fees, if any.

3.2 Form; Failure to Deposit. The Earnest Money shall be in the form of a certified or cashier’s checks or the wire transfer to Escrow Agent of immediately available U.S. federal funds. If Buyer fails to timely deposit any portion of the Earnest Money within the time period required, Seller may terminate this Agreement by written notice to Buyer. If such termination results from Buyer’s failure to timely deposit any of the Earnest Money, the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.

3.3 Disposition of Earnest Money.

3.3.1 The Earnest Money shall be applied as a credit to the Purchase Price at Closing. However, if Buyer elects to terminate this Agreement on or before the expiration of the Inspection Period by failing to deliver a Due Diligence Continuation Notice pursuant to Section 4.3, Escrow Agent shall pay the entire Earnest Money to Buyer within one (1) business day following the expiration of the Inspection Period (as long as the current investment can be liquidated and disbursed in one business day). No notice to Escrow Agent from Seller shall be required for the release of the Earnest Money to Buyer by Escrow Agent if Buyer terminates this Agreement pursuant to Section 4.3.

3.3.2 If Buyer elects to terminate this Agreement after the expiration of the Inspection Period and prior to the expiration of the Initial Governmental Approvals Period by failing to deliver an Extension Period Continuation Notice pursuant to Section 4.12, Escrow Agent shall: (a) pay the entire Initial Earnest Money Deposit to Seller within one (1) business day following the expiration of the Initial Governmental Approvals Period (as long as the current investment can be liquidated and disbursed in one business day); and (b) pay the entire Governmental Approvals Earnest Money Deposit to Buyer within one (1) business day following the expiration of the Initial Governmental Approvals Period (as long as the current investment can be liquidated and disbursed in one (1) business day). No further notice to Escrow Agent from Buyer shall be required for the release of the Initial Earnest Money Deposit to Seller by Escrow Agent and no further notice to Escrow Agent from Seller shall be required for the release of the Governmental Approvals Earnest Money Deposit to Buyer by Escrow Agent if Buyer terminates this Agreement pursuant to Section 4.12.

3.3.3 If Buyer elects to terminate this Agreement at any point after the expiration of the Initial Governmental Approvals Period by failing to deliver an Extension Period Continuance Notice pursuant to Section 4.12, Escrow Agent shall pay the Earnest Money to Seller within one (1) business day following the expiration of the applicable Extension Period (as long as the current investment can be liquidated and disbursed in one (1) business day). No further notice to Escrow Agent from Buyer shall be required for the release of the Earnest Money to Seller by Escrow Agent if Buyer terminates this Agreement pursuant to Section 4.12.

3.3.4 Notwithstanding anything in this Agreement to the contrary, in the case of a termination of this Agreement by Buyer at any time pursuant to Section 10.2 hereof, Escrow Agent shall pay the entire Earnest Money to Buyer. If Buyer timely delivers the Due Diligence Continuation Notice, the Initial Earnest Money Deposit shall become non-refundable except as expressly provided for otherwise in this Agreement, including but not limited to a termination of this Agreement by Buyer pursuant to Section 5, Section 6.2, or Section 10.2 hereof. If Buyer timely delivers an Extension Period Continuation Notice, the Earnest Money deposited by Buyer prior to the date of such delivery shall become non-refundable except as expressly provided for otherwise in this Agreement, including but not limited to a termination of this Agreement by Buyer pursuant to Section 6.2 or Section 10.2 hereof. In the event of a termination of this Agreement by either Seller or Buyer for any reason other than pursuant to Sections 4.3, 4.12, Section 5, or Section 6.2, Escrow Agent is authorized to deliver the applicable Earnest Money to the party hereto entitled to same pursuant to the terms hereof on the tenth (10th) business day following receipt by Escrow Agent and the non-terminating party of written notice of such termination from the terminating party, unless prior to said tenth (10th) business day following receipt by Escrow Agent and the non-terminating party of such notice of termination the other party hereto notifies Escrow Agent that it disputes the right of the other party to receive the Earnest Money. In such event, Escrow Agent may interplead the Earnest Money into a court of competent jurisdiction in the county in which the Earnest Money has been deposited. All attorneys’ fees and costs and Escrow Agent’s costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.

ARTICLE 4

DUE DILIGENCE AND GOVERNMENTAL APPROVALS

4.1 Due Diligence Materials. Within ten (10) days after the Effective Date, Seller shall deliver to Buyer any information (for example, any surveys, plans, reports, test results, permits or tank registrations, and title policies) Seller has within its reasonable control regarding the Property including the environmental condition and/or any subterranean structures or utilities which may be present on the Property. Seller agrees that following said initial submission of information to Buyer, throughout the term of this Agreement Seller shall continue to deliver to Buyer all such information obtained by Seller or within Seller’s reasonable control promptly after Seller receives or obtains reasonable control over the same. All documents delivered to Buyer pursuant to this Section 4.1 shall sometimes be referred to collectively herein as the “Property Documents”. Notwithstanding anything in this Section 4.1 to the contrary, Seller shall have no obligation to deliver to Buyer any of the Excluded Documents. As used herein, “Excluded Documents” shall mean any documents involving any purchase and escrow agreements and correspondence pertaining to Seller’s acquisition of the Property (other than documents pertaining to the physical or environmental condition of the Real Property), any documents pertaining to the potential acquisition of the Property by any past or prospective purchasers (other than documents relating to the physical or environmental condition of the Real Property), any third party purchase inquiries and correspondence, appraisals of the Property, and internal budgets or financial projections (other than documents relating to the physical or environmental condition of Real Property).

4.2 Physical Due Diligence. Commencing on the Effective Date and continuing until the Closing Date (or earlier termination of this Agreement), Buyer, its employees, agents, consultants and contractors shall have reasonable access to the Property at all reasonable times during normal business hours, for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, soil tests, hydrology tests, percolation tests, geotechnical and environmental inspections and tests, provided that (i) Buyer must give Seller forty-eight (48) hours’ prior telephone or written notice of any such inspection or test, (ii) prior to performing any inspection or test, Buyer must deliver a certificate of insurance to Seller evidencing that Buyer and its contractors, agents and representatives have in place reasonable amounts of comprehensive general liability insurance and workers compensation insurance for its activities on the Real Property in terms and amounts reasonably satisfactory to Seller covering any accident arising in connection with the presence of Buyer, its contractors, agents and representatives on the Real Property, which insurance shall name Seller as an additional insured thereunder, and (iii) all such tests shall be conducted by Buyer in compliance with Buyer’s responsibilities set forth in this Article 4. Buyer shall bear the cost of all such inspections or test. Buyer shall have no responsibility to Seller, and Seller hereby releases Buyer from liability for any damage to persons or property or any release arising out of existing environmental conditions or subterranean structures or utilities that were known to the Seller and not disclosed to Buyer. Soil, rock, water, asbestos, and other samples taken from the Real Property shall remain the property of Seller. At Seller’s request, Buyer will cooperate with Seller with respect to Seller’s decisions regarding the lawful disposal of any contaminated samples, and Buyer further agrees to reimburse Seller for (or pay on Seller’s behalf) reasonable costs associated with the lawful disposal of such samples. In any case, Seller shall be required to sign any manifests and any other documents required in connection with the disposal of contaminated samples. If Seller is not willing to sign the required documentation, Buyer’s only obligation with respect to contaminated samples shall be to return the same to Seller. The terms of this Section 4.2 shall survive Closing or termination of this Agreement, as the case may be.

4.3 Due Diligence/Termination Right. Buyer shall have through the last day of the Inspection Period in which to examine, inspect, and investigate: (i) the Property Documents, (ii) the physical and environmental condition of the Property, and (iii) the marketability of the Property and the feasibility of Buyer’s intended use for the Property. On the first calendar day after the Inspection Period, this Agreement shall automatically terminate unless Buyer has previously provided written notice to Escrow Agent and Seller of Buyer’s intent to continue this Agreement (the “Due Diligence Continuation Notice”). If Buyer delivers such Due Diligence Continuation Notice, this Agreement shall continue in full force and effect and Buyer shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.3, and Buyer shall be deemed to have acknowledged that it has conducted all inspections and tests of the Property that it considers important; provided, however, Seller shall not take or authorize, directly or indirectly, any action that modifies or changes in any material respect the circumstances upon which the conditions set forth in this Section 4.3 were deemed satisfied or waived by Buyer.

4.4 Return of Documents and Reports. If this Agreement terminates for any reason other than Seller’s default hereunder, Buyer shall promptly return and/or deliver to Seller all Property Documents and copies thereof. Additionally, if this Agreement terminates pursuant to Section 10.1, then Buyer must deliver to Seller copies of all third party reports, investigations, and studies pertaining to the Real Property, other than economic analysis (collectively, the “Reports” and, individually, a “Report”) prepared for Buyer in connection with its due diligence review of the Property. The Reports shall be delivered to Seller without any representation or warranty as to the completeness or accuracy of the Reports or any other matter relating thereto, and Seller shall have no right to rely on any Report without the written consent of the party preparing same. Buyer’s obligations under this Section 4.4 shall survive the termination of this Agreement.

4.5 Intentionally Deleted.

4.6 Proprietary Information; Confidentiality. Buyer acknowledges that the Property Documents are proprietary and confidential and will be delivered to Buyer or made available for Buyer’s review solely to assist Buyer in determining the feasibility of purchasing the Property. Buyer shall not use the Property Documents for any purpose other than as set forth in the preceding sentence. Buyer shall not release this information to any third parties (other than its attorneys, accountants, engineers, architects and environmental consultants) without Seller’s express written consent unless legally compelled. In permitting Buyer to review the Property Documents or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created.

4.7 No Representation or Warranty by Seller. Buyer acknowledges that, except as expressly set forth in this Agreement, Seller has not made any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof. Buyer further acknowledges that some if not all of the Property Documents were prepared by third parties other than Seller. Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and is providing the Property Documents or making the same available for Buyer’s review solely as an accommodation to Buyer.

4.8 Buyer’s Responsibilities. In conducting any inspections, investigations or tests of the Property and/or Property Documents, Buyer and its agents and representatives shall: (i) not unreasonably disturb Seller or its employees or unreasonably interfere with their use of the Property; (ii) not unreasonably interfere with the operation and maintenance of the Property; (iii) not damage any part of the Property or any personal property owned or held by Seller or its employees or any third party; (iv) not injure or otherwise cause bodily harm to Seller, or its agents, guests, invitees, contractors and employees; (v) comply with all applicable laws; (vi) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (vii) not permit any liens to attach to the Property by reason of the exercise of its rights hereunder; (viii) repair any damage to the Real Property resulting directly or indirectly from any such inspection or tests reasonable wear and tear excluded; and (ix) not reveal or disclose prior to Closing any information obtained by Buyer prior to Closing concerning the Property and the Property Documents except as set forth in Section 4.6 above, or except as may be otherwise required by law.

4.9 Buyer’s Agreement to Indemnify. Buyer indemnifies and holds Seller harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of Buyer’s negligence or willful misconduct or that of its employees, agents, consultants or contractors in performing its inspections or tests of the Property or any violation of the provisions of Sections 4.2, 4.6 and 4.8; provided, however, the indemnity shall not extend to protect Seller from any pre-existing liabilities for matters merely discovered by Buyer (e.g., latent environmental contamination) so long as Buyer’s actions do not aggravate any pre-existing liability of Seller. Buyer’s obligations under this Section 4.9 shall survive the termination of this Agreement and shall survive the Closing.

4.10 Intentionally Deleted.

4.11 Governmental Approvals. The obligation of Buyer to close the transaction contemplated by this Agreement is subject to the satisfaction of the following conditions, at Buyer’s sole and absolute discretion, with respect to the Property:

4.11.1 During the Governmental Approvals Period, as it may be extended pursuant to Section 1.1.12, Buyer shall (a) obtain approval from Buyer’s Capital Expenditure Committee for the transaction contemplated by this Agreement; and (b) obtain the valid, effective, unconditional, and final enactment or issuance of the approval by or from the City of Grandville and other appropriate government agencies of (i) an ordinance zoning the Property, including all necessary variations, special use permits, site plan approvals, sign approvals and/or governmental approvals deemed necessary by Buyer in its sole and absolute discretion for the development of the Real Property; (ii) final plat or subdivision approval, final site plan and engineering approval for the Property (in form and substance satisfactory to Buyer in its sole and absolute discretion); and (iii) final environmental approvals or permits (collectively referred to as the “Governmental Approvals”). For purposes of this Agreement, special use permits, variances, platting and subdivision and other forms of governmental and quasi-governmental approvals shall be deemed to have been obtained when the same are issued and outstanding without being subject to conditions (unless approved in writing by Buyer) and the time periods for appeal of the same have expired without contest.

4.11.2 Intentionally Deleted.

4.11.3 Seller shall reasonably cooperate with and assist Buyer in obtaining the Governmental Approvals, and, without limiting the foregoing, shall provide consents, attend hearings or meetings, and execute applications, petitions and such other instruments as Buyer may reasonably request in connection with the Governmental Approvals; provided that such Governmental Approvals shall not take effect until and unless Buyer has closed on the purchase of the Property. Notwithstanding anything to the contrary contained herein, in connection with Buyer’s efforts to obtain any Governmental Approvals or otherwise, Seller shall not be required to incur any expense or any other liabilities and Buyer shall indemnify Seller from and against any such liabilities, which obligations of Buyer shall survive the Closing or the termination of this Agreement.

4.12 Governmental Approvals Termination Right. Notwithstanding anything to the contrary in this Agreement, on the first calendar day after the Initial Governmental Approvals Period or each Extension Period, as the case may be, this Agreement shall automatically terminate unless Buyer has previously provided written notice to Escrow Agent and Seller of Buyer’s intent to continue this Agreement (each, an “Extension Period Continuation Notice”). If Buyer delivers such Extension Period Continuation Notice, this Agreement shall continue in full force and effect. On the first calendar day after the Governmental Approvals Period, this Agreement shall automatically terminate unless Buyer has previously provided written notice to Escrow Agent and Seller of Buyer’s intent to continue this Agreement (the “Governmental Approvals Continuation Notice”). If Buyer timely delivers a Governmental Approvals Continuation Notice, this Agreement shall continue in full force and effect and Buyer shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.12; provided, however, Seller shall not take or authorize, directly or indirectly, any action that modifies or changes in any material respect the circumstances upon which the conditions set forth in this Section 4.12 were deemed satisfied or waived by Buyer.

ARTICLE 5

TITLE AND SURVEY

5.1 Title Report. On or prior to Title Commitment Delivery Date, Seller shall deliver or instruct the Title Company to deliver to Buyer: (i) a current commitment for a standard coverage ALTA owner’s policy on the Title Company’s ALTA Form B-1970-revised 10/17/70 (the “Title Commitment”) issued by the Title Company, and (ii) copies of all documents of record referred to in the Title Commitment as exceptions to title to the Real Property (“Title Documents”).

5.2 New or Updated Survey. Seller has heretofore delivered to Buyer as part of the Property Documents the existing ALTA/ASCM Land Title Survey of the Real Property prepared by Exxel Engineering Inc. (revised October 20, 2005). Buyer may elect to obtain a new survey or revise, modify, or re-certify an existing survey (“Survey”) as necessary in order for the Title Company to delete the survey exception from the Title Policy or to otherwise satisfy Buyer’s objectives.

5.3 Title Review. During the Title and Survey Review Period, Buyer shall review title to the Real Property as disclosed by the Title Commitment and the Survey. All matters shown in the Title Commitment, the Title Documents and the Survey (if any) which are not objected to by Buyer by delivery of written notice thereof (“Buyer’s Title Objection Notice”) to Seller on or before the end of the Title and Survey Review Period shall be conclusively deemed to be accepted by Buyer. If Buyer timely delivers to Seller Buyer’s Title Objection Notice prior to the end of the Title and Survey Review Period specifying Buyer’s objection to any title exception pertaining to the Property shown in the Title Commitment, the Title Documents or the Survey (if any) (each a “Title Objection” and collectively the “Title Objections”), Seller may, but shall not be obligated to, eliminate or cure (by title endorsement from the Title Company or otherwise) some or all of such Title Objections; provided, however, if Seller is able and willing to eliminate or cure some or all of such Title Objections, Seller shall notify Buyer in writing within ten (10) days after the end of the Title and Survey Review Period (“Seller’s Notice Period”) of those Title Objections Seller intends to eliminate or cure (said notice hereinafter called “Seller’s Title Notice”) and in which case the elimination or curing by Seller of the Title Objections specified by Seller for cure or elimination in Seller’s Title Notice shall be completed on or before the Closing Date. If Seller does not deliver Seller’s Title Notice to Buyer within Seller’s Notice Period, Buyer is deemed to be notified that Seller is unable or unwilling to eliminate or cure the Title Objections. On the twentieth (20th) calendar day after the earlier of: (a) the lapse of the Seller’s Notice Period; or (b) Buyer’s receipt of Seller’s Title Notice, this Agreement shall automatically terminate (in which case the Earnest Money will be returned to Buyer), unless Buyer has previously provided written notice to Escrow Agent and Seller of Buyer’s intent to continue this Agreement (the “Title Continuation Notice”). If Buyer delivers such Title Continuation Notice, this Agreement shall continue in full force and effect and Buyer shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 5.3; provided, however, Seller hall not take or authorize, directly or indirectly, any action that modifies or changes in any material respect the circumstances upon which the conditions set forth in this Section 5.3 were deemed satisfied or waived by Buyer. Notwithstanding the foregoing provisions of this Section 5.3 to the contrary, Buyer and Seller acknowledge that although Seller has no obligation (unless specifically set forth in Seller’s Title Notice) to cure any title matters, subject to Buyer’s full performance under this Agreement, Seller agrees to deliver title to the Real Property at Closing free and clear of liens of the deeds of trust and/or mortgages created by, under or through Seller, which liens Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), and Seller further agrees to remove any title exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the Effective Date without Buyer’s consent in its sole and absolute discretion.

5.4 Permitted Exceptions. The term “Permitted Exceptions” shall mean: the specific exceptions listed in the Title Commitment that the Title Company has not agreed to remove from the Title Commitment as of the end of the Inspection Period and that Seller is not required to remove as provided in Section 5.3 above; matters created by, through or under Buyer; items shown on the Survey which have not been removed as of the end of the Inspection Period; and real estate taxes not yet due and payable.

5.5 Delivery of Title Policy at Closing. In the event that the Title Company does not issue at Closing, or unconditionally commit at Closing to issue, to Buyer, an ALTA standard coverage owner’s title policy in accordance with the Title Commitment approved by Buyer pursuant to Section 5.3 above, insuring Buyer’s title to the Real Property in the amount of the Purchase Price, with extended coverage over the standard exceptions from coverage contained in such policy, together with standard endorsements for deletion of creditor’s rights and arbitration provisions of said policy, access and, if applicable, contiguity, but subject only to the Permitted Exceptions (the “Title Policy”), Buyer shall have the right to terminate this Agreement, in which case the Earnest Money shall be immediately returned to Buyer and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.

ARTICLE 6

OPERATIONS AND RISK OF LOSS

6.1 Ongoing Operations. From the Effective Date through Closing:

6.1.1 Operation of Property. Seller shall continue to operate the Property in accordance with its current practices, except that Seller shall have the right to remove Excluded Property from the Real Property in accordance with Section 2.2 and, prior to the Closing, Seller may relocate its business to other property and cease operations at the Real Property.

6.1.2 New Service Contracts. Seller will not enter into any service contract that will be an obligation affecting the Property subsequent to the Closing, except service contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on not more than thirty (30) days’ prior notice.

6.1.3 Maintenance of Improvements. Subject to Sections 2.1.3, 6.1.1 and 6.2, Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Seller’s maintenance of the Improvements during Seller’s period of ownership.

6.2 Condemnation. If proceedings in eminent domain are instituted with respect to the Property or any material portion thereof, then Buyer may, at its option, by written notice to Seller given within twenty (20) days after Seller notifies Buyer in writing of such proceedings (and if necessary the Closing Date shall be automatically extended to give Buyer the full twenty (20)-day period to make such election), either: (i) terminate this Agreement, in which case the Earnest Money shall be returned to Buyer and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this

Agreement, or (ii) proceed under this Agreement. If the Agreement is not terminated pursuant to the preceding sentence, the Purchase Price shall not be affected, it being agreed that if the award is paid prior to Closing, such amount shall be held in escrow and delivered to Buyer at Closing, and if the award has not been paid before Closing, then at Closing Seller shall assign to Buyer all of its right, title and interest with respect to such award and shall further execute any other instrument reasonably requested by Buyer to assure that such award is paid to Buyer. If Buyer does not terminate this Agreement, Seller shall not agree to or accept any compromise or condemnation award without obtaining Buyer’s prior written approval in Buyer’s reasonable discretion. If Buyer does not give Seller written notice of its election within the time required above, then Buyer shall be deemed to have elected option (i) above. Notwithstanding anything to the contrary, Buyer has been advised of the pending condemnation proceedings disclosed on Schedule 6.2 hereto (the “Pending Condemnation Case”). Buyer acknowledges that with respect to the Pending Condemnation Case that: (a) Buyer may not terminate this Agreement pursuant to this Section 6 because of the Pending Condemnation Case, (b) Buyer will not receive any award paid with respect to the Pending Condemnation Case whether paid to Seller before or after the Closing Date, or (c) Buyer will not have any right of approval with respect to any compromise or award with respect to the Pending Condemnation Case.

ARTICLE 7

CLOSING

7.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of Escrow Agent (or such other location as may be mutually agreed upon by Seller and Buyer). Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Buyer and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Buyer.

7.2 Conditions to Parties’ Obligation to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Buyer, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:

7.2.1 Representations and Warranties. The other party’s representations and warranties contained herein shall be true and correct in all respects as of the date of this Agreement and the Closing Date;

7.2.2 Delivery. As of the Closing Date, the other party shall have tendered all deliveries to be made at Closing; and

7.2.3 Actions, Suits, etc. There shall exist no pending actions, suits, arbitrations, claims, attachments, proceedings, general assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, actually filed against the other party that would (i) prevent such party from performing its obligations under this Agreement, or (ii) except for any matters disclosed to Buyer in the Property Documents, materially and adversely affect the value of the Property.

So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as is provided herein), such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date, or elect to close notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close, notwithstanding the non-satisfaction of such condition, said party shall be deemed to have waived said condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had actual knowledge at the Closing.

7.3 Seller’s Deliveries in Escrow. As of or prior to the Closing Date, Seller shall deliver in escrow to Escrow Agent the following:

7.3.1 Deed. A covenant deed in the form of Exhibit B attached hereto (the “Deed”) executed and acknowledged by Seller, conveying to Buyer Seller’s interest in the Real Property;

7.3.2 Representations and Warranties deemed Remade as of Closing; Certificate. Seller shall execute and deliver to Buyer at Closing a written certification to Buyer disclosing, where applicable, the extent to which Seller cannot remake the representations and warranties contained in Section 9.1 as of the Closing Date (the “Certificate”). Upon delivery to Buyer, the Certificate shall be deemed to constitute a part of this Agreement;

7.3.3 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property;

7.3.4 Non-Foreign Certificate. An affidavit as required by the Foreign Investors Real Property Tax Act, as amended, in the form of Exhibit D attached hereto, executed by Seller;

7.3.5 Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller as reasonably required by the underwriter for the Title Policy; and

7.3.6 Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

7.4 Buyer’s Deliveries in Escrow. As of or prior to the Closing Date, Buyer shall deliver in escrow to Escrow Agent the following:

7.4.1 Intentionally Deleted.

7.4.2 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Buyer by applicable state and local law in connection with the conveyance of Real Property;

7.4.3 Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Buyer or result in any new or additional obligation, covenant, representation or warranty of Buyer under this Agreement beyond those expressly set forth in this Agreement).

7.5 Closing Statements. As of or prior to the Closing Date, Seller and Buyer shall deposit with Escrow Agent executed closing statements consistent with this Agreement in the form required by Escrow Agent.

7.6 Purchase Price. Prior to or at the time of the Closing on the Closing Date, Buyer shall deliver to Escrow Agent the Purchase Price, less the Earnest Money, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent’s escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver good funds to Seller or its designee(s) on the Closing Date (and, if requested by Seller, by wire transfer); in the event that Escrow Agent is unable to deliver good funds to Seller or its designee(s) on the Closing Date, then the closing statements and related prorations will be revised as necessary.

7.7 Possession. Seller shall deliver possession of the Real Property to Buyer at the Closing.

7.8 Delivery of Books and Records. Prior to or at the time of the Closing, Seller shall deliver the following to Buyer to the extent in Seller’s possession: maintenance records and warranties; plans and specifications; licenses, permits and certificates of occupancy; and keys.

ARTICLE 8

PRORATIONS; DEPOSITS; COMMISSIONS

8.1 Prorations.

8.1.1 Taxes. At Closing, real estate taxes for the Real Property shall be prorated between Seller and Buyer as follows:

Each party shall pay it pro rata share of real estate taxes as of the Closing Date based on the fiscal years covered by and identified on any Summer and Winter Tax Statement which includes a fiscal year in which the Closing Date occurs, with each party’s share equal to the number of days in the respective fiscal years identified that such party owned the Property, divided by the total number of days in the respective fiscal years identified. Assuming, by way of example only, a Closing Date on October 1, 2007, the applicable Tax Statements to be prorated on the Closing Date would be the 2006 Summer tax statement, the 2006 Winter tax statement, the 2007 Summer tax statement and the 2007 Winter tax statement as shown on Exhibit E attached hereto.

Notwithstanding the foregoing, if the Real Property is vacant on the Closing Date, or if the building improvements located on the Real Property on the Closing Date will be razed in connection with Buyer’s proposed development of the Real Property, then Seller’s share of real estate taxes based on the respective fiscal years identified shall include all taxes based on the respective fiscal years identified which are applicable to building improvements included in the tax bill, and Seller shall pay any future taxes which are applicable to such building improvements following the Closing; such obligations shall survive Closing.

Except as expressly set forth below, all pending and certified special assessments or fees, including interest or penalties due thereon, which are a lien or charge against the Property on the Closing Date, whether due in total or in part, shall be charged to Seller and shall be paid in full by the Escrow Agent concurrently with the recording of the Deed. Seller has advised Buyer that the City of Grandville is contemplating the reconstruction of 44th Street at the Ivanrest Avenue intersection adjacent to the Real Property in order to improve the flow of traffic (the “Road Improvement Project”), and that in connection therewith the City of Grandville may impose a special assessment or fee, which may become a lien or charge against the Property, in order to pay for a portion of the cost of the Road Improvement Project. Notwithstanding anything to the contrary contained herein, in the event Seller sells the Property to Buyer or its assignee or designee as contemplated by this Agreement, Buyer shall be solely responsible for the payment of any special assessment or fee imposed on or with respect to the Property in connection with the Road Improvement Project, regardless of when such special assessment or fee is levied and payable and whether it is payable in whole or in part prior to, at or after Closing; and, the lien of such special assessment or fee shall be a Permitted Exception.

If the actual amount of applicable real estate taxes is not available as of the Closing Date, then a proration shall be made based on the best estimate, it being understood that adjustments shall be made when the actual amount becomes known; such obligations shall survive Closing.

8.1.2 Utilities. Buyer shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Seller shall endeavor to have all utility meters read as of the Closing Date. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date.

8.2 Closing Costs. Closing costs shall be allocated between Seller and Buyer in accordance with Section 1.2.

8.3 Final Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 8.1, then Buyer and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustment shall be due within thirty (30) days of written notice. All such rights and obligations shall survive the Closing.

8.4 Commissions. Seller and Buyer each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, other than to Urban Properties, Inc. (“Broker”), being Buyer’s broker. Upon the closing of the transaction contemplated by this Agreement, Seller agrees to pay a brokerage commission to Broker pursuant to the terms of a separate commission agreement entered into by Seller and Broker. Seller and Buyer each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any person or entity claiming by, through or under either of the Seller or Buyer, as applicable, other than Broker. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1 Seller’s Representations and Warranties. Seller represents and warrants to Buyer that:

9.1.1 Organization and Authority. Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

9.1.2 Conflicts and Pending Actions. There is no agreement to which Seller is a party or, to Seller’s knowledge, that is binding on Seller which is in conflict with this Agreement. To Seller’s knowledge, except for the Pending Condemnation Case, there is no action or proceeding pending or threatened against Seller or the Property which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.

9.1.3 Intentionally Deleted.

9.1.4 Notices from Governmental Authorities. To Seller’s knowledge, except as otherwise described in the Property Documents, Seller has not received from any governmental authority written notice of any material violation of any laws applicable (or alleged to be applicable) to the Real Property, or any part thereof, that has not been corrected.

9.1.5 Environmental Matters. To Seller’s knowledge, except as disclosed in the Property Documents, the Real Property is free of any Hazardous Materials that would trigger response or remedial action under any applicable environmental laws. To Seller’s knowledge, Seller’s activities on the Real Property and those of its tenants, subtenants and licensees, if any, comply with all applicable environmental laws.

9.1.6 Storage Tanks. There are not now, nor to Seller’s knowledge, have there ever been, any above-ground or underground storage tanks located in, on or under the Land, except as disclosed in the Property Documents. To Seller’s knowledge, storage tanks removed from the Land at a time during which Seller had any interest in the Land, and all contaminated soil in connection with said tanks, if any, were removed in accordance with applicable environmental laws except as may be disclosed by the Property Documents.

9.1.7 Creditors. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

9.1.8 Litigation or Administrative Proceeding. Except for the Pending Condemnation Case, Seller has not received any notice nor to Seller’s knowledge is there any litigation or administrative proceeding pending or threatened (including the expiration of any appeal period with respect thereto) relating to the Property or its use which may adversely affect the validity of any license, permit or other governmental determination or authorization necessary to development and operation of the Property.

9.1.9 Taking. Except for the Pending Condemnation Case, Seller has not received any notice, nor to Seller’s knowledge is there any pending action to take all or any portion of the Real Property, nor has Seller agreed or committed to dedicate any part of the Real Property.

9.1.10 Taxes. To Seller’s knowledge, the Real Property has not been classified under any designation authorized by law to obtain a special low ad valorem tax rate or receive either an abatement or deferment of ad valorem taxes which, in such case, will result in additional, catch-up ad valorem taxes in the future in order to recover the amounts previously abated or deferred. To the Seller’s knowledge, there are no minimum value, minimum tax or other agreements with respect to the Real Property which would restrict Buyer’s right to contest the value or taxes attributable to the Real Property. The Real Property is not subject to any special assessments, an assessment district or any other governmental or quasi-governmental financing for the payment of any on or off-site improvements.

9.1.11 Anti-Terrorism Representation. Neither Seller nor any of its affiliates or constituents nor, to the best of Seller’s knowledge, any brokers or other agents of same, have engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. §1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B,

Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (ii) in contravention of Executive Order No. 13224 dated September 24, 2001 issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (“Anti-Terrorism Order”) or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time. Neither Seller nor any of its affiliates or constituents nor, to the best of Seller’s knowledge, any brokers or other agents of same, (i) are or will be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control list of restrictions and prohibited persons, or (ii) are a person described in section 1 of the Anti-Terrorism Order, and to the best of Seller’s knowledge neither Seller nor any of its affiliates have engaged in any dealings or transactions, or otherwise been associated with any such person. If at any time this representation becomes false then it shall be considered a default under this Agreement and Buyer shall have the right to exercise all of the remedies set forth in this Agreement in the event of a default or to terminate this Agreement immediately.

9.2 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that:

9.2.1 Organization and Authority. Buyer has been duly organized and is validly existing as a corporation in good standing in the state in which it was formed and is qualified to do business in the state in which the Real Property is located. Buyer has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Buyer at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Buyer, enforceable in accordance with their terms.

9.2.2 Conflicts and Pending Action. There is no agreement to which Buyer is a party or to Buyer’s knowledge binding on Buyer which is in conflict with this Agreement. There is no action or proceeding pending or, to Buyer’s knowledge, threatened against Buyer which challenges or impairs Buyer’s ability to execute or perform its obligations under this Agreement.

9.2.3 Anti-Terrorism Representation. Neither Buyer nor any of its affiliates or constituents nor, to the best of Buyer’s knowledge, any brokers or other agents of same, have engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. §1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (ii) in contravention of Executive Order No. 13224 dated September 24, 2001 issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (“Anti-Terrorism Order”) or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time. Neither Buyer nor any of its affiliates or constituents nor, to the best of Buyer’s knowledge, any brokers or other agents of same, (i) are or will be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control list of restrictions and prohibited persons, or (ii) are a person described in section 1 of the Anti-Terrorism Order, and to the best of Buyer’s knowledge neither Buyer nor any of its affiliates have engaged in any dealings or transactions, or otherwise been associated with any such person. If at any time this representation becomes false then it shall be considered a default under this Agreement and Seller shall have the right to exercise all of the remedies set forth in this Agreement in the event of a default or to terminate this Agreement immediately.

9.3 Seller’s Covenants. Seller covenants and agrees as follows:

9.3.1 Seller shall not take or authorize, directly or indirectly, any action (a) which materially modifies or alters the accuracy of any of the statements above at Section 9.1, or (b) which would prevent Seller from representing and warranting as to the truth and accuracy of said statements as of the Closing Date.

9.3.2 Seller shall deliver the Property to Buyer on the Closing Date free and clear of any and all personal property, Excluded Property, and waste and debris of any and all kinds.

9.3.3 On the Closing Date, the Real Property will not be subject to any mechanics’ liens, nor will there be any third parties in or entitled to possession or use of the Real Property. On the Closing Date, there will not be any management agreements, maintenance or service contracts, non-governmental use restrictions or other agreements relating to the Real Property which are unrecorded and which would be binding on the Real Property or the Buyer.

9.4 Survival of Representations and Warranties. The representations and warranties set forth in this Article 9 are made as of the Effective Date and are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of one (1) year (the “Survival Period”). Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean the actual present and conscious awareness or knowledge of Jeffrey Smolinski, Vice President Operations for Seller (“Seller’s Employee”), without any duty of inquiry or investigation; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of Seller’s Employee or any other officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. Terms such as “to Buyer’s knowledge,” “to the best of Buyer’s knowledge” or like phrases mean the actual present and conscious awareness or knowledge of Greg Tilsch, Regional Real Estate Manager for Buyer (“Buyer’s Employee”); provided that so qualifying Buyer’s knowledge shall in no event give rise to any personal liability on the part of Buyer’s Employee or any other officer or employee of Buyer, on account of any breach of any representation or warranty made by Buyer herein. Said terms do not include constructive knowledge, imputed knowledge or knowledge Buyer or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder, but only on the following conditions: (i) the party bringing the action for breach first learns of the breach after Closing and files such action within the Survival Period; and (ii) neither party shall have the right to bring a cause of action for a breach of a representation or warranty unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $100,000. Neither party shall have any liability after Closing for the breach of a representation or warranty hereunder of which the other party hereto had knowledge as of Closing. The provisions of this Section 9.3 shall survive the Closing. Any breach of a representation or warranty that occurs prior to Closing shall be governed by Article 10.

ARTICLE 10

DEFAULT AND REMEDIES

10.1 Seller’s Remedies. If this transaction fails to close as a result of a material default by Buyer with respect to any of the terms of this Agreement, or if prior to Closing any one or more of Buyer’s representation or warranties are breached in any material respect, and such material default continues for a period of ten (10) days after Seller notifies Buyer in writing of such event, Seller shall be entitled, as its sole remedy (except as provided in Sections 4.9, 8.4, 10.3 and 10.4 hereof), to terminate this Agreement and recover the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Buyer hereunder. Seller and Buyer agree that Seller’s damages resulting from Buyer’s default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain. The parties acknowledge that the payment of such liquidated damages is not intended as a forfeiture or penalty, but is intended to constitute liquidated damages to Seller. Notwithstanding anything in this Section 10.1 to the contrary, in the event of Buyer’s material default, Seller shall have all remedies available at law or in equity in the event Buyer or any party related to or affiliated with Buyer is asserting any claims or right to the property that would otherwise delay or prevent Seller from having clear, indefeasible and marketable title to the Property. If Closing is consummated, Seller shall have all remedies available at law or in equity in the event Buyer fails to perform any obligation of Buyer under this Agreement.

10.2 Buyer’s Remedies. If this transaction fails to close as a result of a material default by Seller with respect to any of the terms of this Agreement, or if prior to Closing any one or more of Seller’s representations or warranties are breached in any material respect, and such material default continues for a period of ten (10) days after Buyer notifies Seller in writing of such event, Buyer shall elect, as its sole remedy, either to (i) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money, (ii) enforce specific performance, or (iii) waive said failure or breach and proceed to Closing. Notwithstanding anything herein to the contrary, Buyer shall be deemed to have elected to terminate this Agreement if Buyer fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before ten (10) business days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action with a court of appropriate jurisdiction within thirty (30) days following the scheduled Closing Date. Buyer’s remedies under this Article 10 shall be limited to those described in this Section 10.2, Section 10.3 and Section 10.4 hereof.

10.3 Attorneys’ Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, incurred in connection with such transaction.

10.4 Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.

ARTICLE 11

DISCLAIMERS; RELEASE AND INDEMNITY

11.1 Disclaimers By Seller. Except as expressly set forth in this Agreement, it is understood and agreed that Seller has not at any time made and is not now making, and it specifically disclaims, any warranties or representations of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties or representations, as to (i) matters of title, (ii) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (iii) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (iv) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (v) drainage, (vi) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (vii) the presence of endangered species or any environmentally sensitive or protected areas, (viii) zoning or building entitlements to which the Property or any portion thereof may be subject, (ix) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (x) usages of adjoining property, (xi) access to the Property or any portion thereof, (xii) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (xiii) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (xiv) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (xv) the merchantability of the Property or fitness of the Property for any particular purpose, (xvi) the truth, accuracy or completeness of the Property Documents, (xvii) tax consequences, or (xviii) any other matter or thing with respect to the Property.

11.2 Sale “As Is, Where Is.” Buyer acknowledges and agrees that upon Closing, Seller shall sell and convey to Buyer and Buyer shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent expressly provided otherwise in this Agreement and any document executed by Seller and delivered to Buyer at Closing. Except as expressly set forth in this Agreement, Buyer has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller, or any real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Buyer represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement, it is relying solely on its own expertise and that of Buyer’s consultants in purchasing the Property. By failing to terminate this Agreement prior to the expiration of the Inspection Period, Buyer acknowledges that Seller has afforded Buyer a full opportunity to conduct such investigations of the Property as Buyer deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement.

11.3 Intentionally Deleted.

11.4 “Hazardous Materials” Defined. For purposes hereof, “Hazardous Materials” means “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible, and infectious materials.

11.5 Intentionally Deleted.

11.6 Limitation of Liability. BUYER ACKNOWLEDGES AND AGREES THAT IN NO EVENT SHALL ANY OF THE SELLER’S DIRECT OR INDIRECT MEMBERS, PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE, MEMBER, PARTNER OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.

11.7 Cost of Environmental Remediation. If during the Inspection Period Buyer discovers the presence of any Hazardous Materials on or discharged from the Property in violation of any applicable environmental laws, rules, or regulations, and Buyer so notifies Seller thereof, then Seller shall be solely responsible for the cost of cleaning up or otherwise remediating such Hazardous Materials on or discharged from the Property (the “Remediation Work”); provided, however, the maximum cost to Seller of the Remediation Work shall not exceed One Hundred Thousand and No/100 Dollars ($100,000.00) (except as expressly provided below) (the “Remediation Limit”). Buyer shall promptly deliver to Seller all environmental assessments, studies and other information regarding the presence of such Hazardous Materials affecting the Property. Upon the delivery of the Due Diligence Continuation Notice from Buyer to Seller, if any, Seller and Buyer, each acting in good faith, shall discuss the nature and extent of the Remediation Work, if any, and shall jointly select a qualified environmental engineering firm to prepare a written remediation plan mutually acceptable to Seller and Buyer (the “Approved Remediation Plan”). Notwithstanding anything to the contrary in this Agreement, including but not limited to the provisions of Article 3 and Article 4, if Buyer and Seller are unable to approve the Approved Remediation Plan in writing on or before the date that is thirty (30) days after the delivery of the Due Diligence Continuation Notice (the “Remediation Termination Date”), this Agreement shall automatically terminate, the Earnest Money shall be returned to Buyer and both parties shall be released from all duties and obligations under this Agreement, except as otherwise expressly provided in this Agreement. Notwithstanding the foregoing, if within fifteen (15) days of the Remediation Termination Date Seller notifies Buyer that Seller agrees to pay Buyer’s share of the cost of the Remediation Work contemplated by the Approved Remediation Plan, then Buyer’s election, if any, to terminate this Agreement pursuant to this Section 11.7 shall be deemed revoked and of no further force and effect. Upon the mutual agreement by Seller and Buyer of the Approved Remediation Plan, Buyer and Seller shall promptly authorize the commencement of the Remediation Work. On the Closing Date, Buyer shall pay to Seller the cost of the Remediation Work in excess of the Remediation Limit (or a reduced amount as expressly contemplated above). Seller acknowledges and agrees that under no circumstances shall Buyer be responsible for any costs whatsoever involved with the Remediation Work unless Closing occurs on the Closing Date. Approval of the Approved Remediation Plan by Buyer and/or its consultant shall not constitute assumption of responsibility by Buyer for the accuracy, sufficiency or propriety thereof, nor shall such approval constitute a representation or warranty by Buyer that the same complies with requirements of any governmental agency having jurisdiction thereover.

11.8 Survival. The terms and conditions of this Article 11 shall expressly survive the Closing and not merge with the provisions of any closing documents.

Buyer acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Buyer for the Purchase Price without the disclaimers and other agreements set forth above.

ARTICLE 12

MISCELLANEOUS

12.1 Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the permitted successors and assigns of the parties hereto. Without limitation of the foregoing, (i)Seller may assign all, but not less than all, of its rights and obligations under this Agreement to an entity affiliated with or controlled by Seller, and (ii) Buyer may assign all, but not less than all, of its rights and obligations under this Agreement to an entity affiliated with or controlled by Buyer. Notwithstanding anything herein to the contrary, an assignment by Seller or Buyer as referred to the preceding sentence shall not release the assigning party of any of its obligations under this Agreement. The party seeking to assign its interest under this Agreement shall promptly provide written notice of the assignment to the other party hereto.

12.2 Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

12.3 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

12.4 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.

12.5 Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

12.6 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

12.7 Time. Time is of the essence in the performance of this Agreement.

12.8 Intentionally Deleted.

12.9 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3. Any such notices shall, unless otherwise provided herein, be given or served (i) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (ii) by overnight delivery using a nationally recognized overnight courier, (iii) by personal delivery, or (iv) by facsimile, evidenced by confirmed receipt. Notice deposited in the mail in the manner hereinabove described in subsection (i) shall be effective on the third (3rd) business day after such deposit. Notice given in any other manner shall be effective only if and when received (or deemed received) by the party to be notified between the hours of 8:00 a.m. and 5:00 p.m. of any business day with delivery made after such hours to be deemed received the following business day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Buyer shall be deemed given by Buyer and notices given by counsel to Seller shall be deemed given by Seller.

12.10 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction – to the effect that any ambiguities are to be resolved against the drafting party – shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

12.11 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Real Property is located.

12.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement.

12.13 No Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Buyer without the prior written consent of Seller shall constitute a default hereunder by Buyer, whereupon Seller shall have the remedies set forth in Section 10.1 hereof.

12.14 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Buyer.

12.15 Discharge of Obligations. The acceptance of the Deed by Buyer shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

12.16 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of each of the Seller and Buyer only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

12.17 Tax Deferred Exchange. Seller or Buyer may, at each party’s option, elect to structure this transaction as a “like-kind” exchange under Section 1031 of the Internal Revenue Code of 1986, as amended. In such event, each party agrees to reasonably cooperate with the other in so structuring this transaction. Neither party will, however, be required to incur any additional costs or assume any additional liabilities as a result of the other party’s “like-kind” exchange. Furthermore, the Closing Date may not be postponed solely to effectuate such exchange.

[SIGNATURE PAGES AND EXHIBITS TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

BUYER: TARGET CORPORATION, a Minnesota corporation

	By:	/s/ Scott Nelson
	Name:	Scott Nelson
	Title:	Vice President
Date executed by Buyer: September 13, 2006
SELLER: X-RITE, INCORPORATED, a Michigan corporation

Date executed by Seller:
	By:	/s/ Mary E. Chowning
September 14, 2006	Name:	Mary E. Chowning
	Title:	EVP - Chief Financial Officer

LIST OF EXHIBITS

A	—	Legal Description of Real Property

B	—	Deed

C	—	Intentionally Deleted

D	—	Non-Foreign Certificate

E	—	Property Tax Prorations

Schedule 6.2	—	Pending Condemnation Case

EXHIBIT A

LEGAL DESCRIPTION

Land located in the City of Grandville, Kent County, State of Michigan, and described as follows:

Parcel A:

That part of the Northwest 1/4 of the Northwest 1/4, Section 28, Town 6 North, Range 12 West, City of Grandville, Kent County, Michigan, described as: commencing 393.70 feet South and 43.00 feet East from the Northwest corner of said Section; thence North parallel with the West Section line 84.30 feet; thence East 17.00 feet; thence North parallel with the West Section line to a line extending Northeasterly from a point on the West Section line 150.00 feet South from the Northwest corner of said Section to a point on the North Section line 200.00 feet East from the Northwest corner of said Section; thence Northeasterly along said extended line to the South line of the North 60.00 feet of the Northwest 1/4; thence East parallel with the North Section line to the East line of the West 801.54 feet of the Northwest 1/4; thence South along said East line 315.00 feet to the South line of the North 375.00 feet of the Northwest 1/4; thence East along said South line 60.00 feet to the East line of the West 861.54 feet of the Northwest 1/4; thence South along said East line 947.76 feet to the North 1/8 line; thence West along the North 1/8 line to the East line of the West 43.00 feet of the Northwest 1/4 of the Northwest 1/4; thence North along said East line to the place of beginning.

Parcel B:

The Northwest 1/4 of the Northwest 1/4, EXCEPT the West 861.54 feet thereof, and ALSO EXCEPT the North 50.00 feet of the remainder, Section 28, Town 6 North, Range 12 West, City of Grandville, Kent County, Michigan.

-A1-

EXHIBIT B

DEED

COVENANT DEED

STATUTORY FORM

KNOW ALL MEN BY THESE PRESENTS: That X-Rite, Incorporated, a Michigan corporation whose street number and post office address is 3100 44th Street SW, Grandville, MI 49418

Conveys to TARGET CORPORATION, a Minnesota corporation, whose street number and post office address is 1000 Nicollet Mall, Minneapolis, MN 55403 the following described premises situated in the City of Grandville, County of Kent and State of Michigan, to-wit:

SEE EXHIBIT A ATTACHED HERETO AND MADE A PART HEREOF

together with all and singular the tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining, for the sum of ONE AND 00/100, (***$1.00*) Dollars.

Grantor shall warrant and defend the above-described property from and against all lawful claims and demands of all persons claiming from or under Grantor, but against no other persons.

Subject to the permitted exceptions shown on EXHIBIT B ATTACHED HERETO AND MADE A PART HEREOF, and subject to the lien of taxes not yet due and payable.

This property may be located within the vicinity of farmland or farm operation. Generally accepted agricultural and management practices which may generate noise, dust odors and other associated conditions may be used and are protected by the Michigan Right to Farm Act.

The grantor grants to the grantee the right to make all division(s), bonus divisions, and redivisions of the property under section 108 of the land division act, Act No. 288 of the Public Acts of 1967, MCL 560.108.

-B1-

Dated this      day of             , 200

Signed and Sealed in the presence of:		Signed and Sealed:

X-Rite, Incorporated, a
Michigan corporation

By:
Its:
Name:

STATE OF MICHIGAN	)
) SS
COUNTY OF	)

The foregoing instrument was acknowledged before me this      day of             , 200     by                                         , the                      of X-Rite, Incorporated, a Michigan corporation, on behalf of the corporation.

Notary Public

My commission expires:

County Treasurer’s Certificate	City Treasurer’s Certificate

After recording return to:	Drafted by:
Target Corporation, Attn: Real Estate Law Dept.	Gerald M. Offutt, P.C.
1000 Nicollet Mall TPS 3155, Mpls., MN 55403	McDermott Will & Emery LLP
227 West Monroe Street
Chicago, IL 60606

Send Subsequent tax bills to:

Target Corporation, Attn: Tax Dept. TPN 9

1000 Nicollet Mall TPS 3155, Mpls., MN 55403

Tax Parcel #:	Recording Fee:	Transfer Tax:

-B2-

Exhibit A

Legal description

[To be inserted]

-B3-

Exhibit B

Permitted Exceptions

[To be inserted]

-B4-

EXHIBIT C

INTENTIONALLY DELETED

-C1-

EXHIBIT D

NON-FOREIGN CERTIFICATE

TRANSFEROR’S CERTIFICATION OF NON-FOREIGN STATUS

To inform Target Corporation, a Minnesota corporation (“Transferee”), that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), will not be required upon the transfer of certain real property, located in the City of Grandville, County of Kent, State of Michigan to Transferee, by X-Rite, Incorporated, a Michigan corporation (“Transferor”), Transferor hereby certifies to Transferee:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

2. Transferor’s U.S. tax identification number is                     ; and

3. Transferor’s office address is 3100 44th Street SW, Grandville, MI 49418.

4. Transferor is not a “disregarded entity” as defined in IRS Regulation 1.1445-2(b)(iii).

Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Transferor understands that Transferee is relying on this Certification in determining whether withholding is required upon said transfer.

Under penalty of perjury the undersigned declare that it has examined this Certification and to the best of its knowledge and belief it is true, correct and complete, and it further declares that it has authority to sign this Certification on behalf of Transferor.

X-RITE, INCORPORATED, a Michigan corporation

By:
Name:
Title:

-D1-

EXHIBIT E

PROPERTY TAX PRORATIONS

[Copy attached hereto]

-E1-

SCHEDULE 6.2

PENDING CONDEMNATION CASE

The City of Grandville v. X-Rite, Inc. filed on or about June 16, 2006 in the Circuit Court for the County of Kent, State of Michigan, as Case No. 06-05936-CC, pursuant to which the City seeks to acquire a portion of the Land for roadway purposes, sidewalk and utility easements and a temporary grading permit in connection with widening, reconfiguring and improving the Ivanrest and Rivertown Parkway/44th Street intersection.